UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )
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Filed by a party other than the Registrant     ☐

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☐     Preliminary Proxy Statement
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☑     Definitive Proxy Statement
☐     Definitive Additional Materials
☐     Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12
M.D.C. Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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PROXY STATEMENT ANNUAL MEETING OF SHAREOWNERS
GENERAL INFORMATION
CORPORATE GOVERNANCE
PROPOSAL ONE — ELECTION OF DIRECTORS
PROPOSAL TWO — APPROVE AN AMENDMENT TO THE M.D.C. HOLDINGS, INC. CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
EXECUTIVE OFFICERS
COMPENSATION OF EXECUTIVE OFFICERS Summary Compensation Table
COMPARISON OF CUMULATIVE TOTAL RETURN OF MDC COMMON STOCK, THE S&P 500 STOCK INDEX AND A SELECTED PEER GROUP
EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL AGREEMENTS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
HOLDERS OF FIVE PERCENT OR MORE OF VOTING SHARES OF THE COMPANY AND OWNERSHIP OF MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER MATTERS
SHAREOWNER PROPOSALS

M.D.C. HOLDINGS, INC.
4350 South Monaco Street, Suite 500
Denver, Colorado 80237
March 6, 2006
To Our Shareowners:
     You are invited to attend the 2006 Annual Meeting of Shareowners (the “Meeting”) of M.D.C. Holdings, Inc. (the “Company”) to be held at 4350 South Monaco Street, 6th Floor, Assembly Room, Denver, Colorado, on Monday, April 24, 2006, at 8:00 a.m., Denver time.
     Following this letter is the formal notice of the Meeting and a Proxy Statement describing the matters to be acted upon at the Meeting. Shareowners also are entitled to vote on any other matters that properly come before the Meeting.
     While some of our shareowners have exercised their right to vote their shares in person, we recognize that most of you are unable to attend the Meeting. Accordingly, enclosed is a proxy card that enables shareowners to vote their shares on the matters to be considered at the Meeting, even if they are unable to attend. Please mark the proxy card to indicate your vote, date and sign the proxy card and return it to the Company in the enclosed postage-paid envelope as soon as conveniently possible. If you desire to vote in accordance with management’s recommendations, you need not mark your vote on the proxy card, but need only sign, date and return it in the enclosed postage-paid envelope.
     WHETHER YOU OWN FEW OR MANY SHARES OF STOCK, PLEASE BE SURE YOU ARE REPRESENTED AT THE MEETING BY ATTENDING IN PERSON OR BY RETURNING YOUR PROXY CARD AS SOON AS POSSIBLE.

Sincerely,

Larry A. Mizel
Chairman of the Board

M.D.C. HOLDINGS, INC.
4350 South Monaco Street, Suite 500
Denver, Colorado 80237

NOTICE OF ANNUAL MEETING OF
SHAREOWNERS

To Our Shareowners:
     The 2006 Annual Meeting of Shareowners (the “Meeting”) of M.D.C. Holdings, Inc. (the “Company”) will be held at 4350 South Monaco Street, 6th Floor, Assembly Room, Denver, Colorado, on Monday, April 24, 2006, at 8:00 a.m., Denver time, to consider and act upon the following matters:
     1. the election of Steven J. Borick, David D. Mandarich and David E. Blackford as Class III Directors for three-year terms expiring in 2009;
     2. an amendment to the Company’s Certificate of Incorporation increasing the number of authorized shares of Common Stock; and
     3. such other business as properly may come before the Meeting and any postponements or adjournments thereof.
     Only shareowners of record at the close of business on February 23, 2006, the record date, will be entitled to vote at the Meeting.
     Management and the Board of Directors desire to have maximum representation at the Meeting and respectfully request that you date, execute and timely return the enclosed proxy in the postage-paid envelope provided.

BY ORDER OF THE BOARD OF DIRECTORS,

Joseph H. Fretz
Secretary
March 6, 2006

M.D.C. HOLDINGS, INC.
4350 South Monaco Street, Suite 500
Denver, Colorado 80237

PROXY STATEMENT
ANNUAL MEETING OF SHAREOWNERS
April 24, 2006

To Our Shareowners:
     This proxy statement (the “Proxy Statement”) is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of M.D.C. Holdings, Inc. (the “Company”) to be used at the Annual Meeting of Shareowners of the Company (the “Meeting”) to be held at our principal executive offices, 4350 South Monaco Street, 6th Floor, Assembly Room, Denver, Colorado, on Monday, April 24, 2006, at 8:00 a.m., Denver time, and any postponements or adjournments thereof. The Meeting is being held for the purposes set forth in the accompanying Notice of Annual Meeting of Shareowners. This Proxy Statement, the accompanying proxy card and the Notice of Annual Meeting, collectively referred to as the “Proxy Materials,” are first being sent to shareowners on or about March 6, 2006.
GENERAL INFORMATION
Solicitation
     The enclosed proxy is being solicited by the Board of Directors of the Company, which will pay the cost of solicitation. In addition to solicitations by mail, solicitations may be made in person, by telephone or by other means of communication by directors, officers and regular employees of the Company. The Company will reimburse bankers, brokers and others holding shares in their names or in the names of nominees or otherwise for reasonable out-of-pocket expenses incurred in sending the Proxy Materials to the beneficial owners of such shares. Although we presently do not intend to do so, we may retain the services of Georgeson Shareholder to solicit proxies and we would pay all reasonable costs associated with such firm, which we anticipate would not exceed $10,000 plus costs and expenses.
Householding
     Only one Annual Report (as defined below) or Proxy Statement may be delivered to multiple shareowners sharing an address, unless the Company has received contrary instructions from one or more of the shareowners. The Company will deliver promptly, upon written or oral request, a separate copy of the Annual Report or Proxy Statement, as applicable, to a shareowner at a shared address to which a single copy of the Proxy Statement was delivered. To request a separate copy in the future, or to request delivery of a single copy if multiple copies are being received, the shareowner can direct the request to M.D.C. Holdings, Inc., Attn: Corporate Secretary, 4350 South Monaco Street, Suite 500, Denver, CO 80237.
Voting Rights
     Holders of shares of the Company’s common stock, $.01 par value (the “Common Stock”) at the close of business on February 23, 2006 (the “Record Date”) are entitled to notice of, and to vote at, the Meeting. As of the Record Date, approximately 44,861,000 shares of Common Stock were issued and outstanding. The presence, in person or by proxy, of the holders of one-third of the total number of shares of Common Stock outstanding constitutes a quorum for transacting business at the Meeting. Each share of Common Stock outstanding on the Record Date is entitled to one vote on each matter presented at the Meeting. The affirmative vote of the holders of a plurality of the shares of Common Stock present or represented and entitled to vote at the Meeting will be required for election to the Board of Directors. Adoption of the proposal to amend the Company’s Certificate of Incorporation, to increase the number of authorized shares of Common Stock, requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock. In general, approval of other matters requires the affirmative vote of the holders of a majority of the shares of Common Stock represented and entitled to vote at the Meeting.
     If your shares are held by a broker, bank or other nominee (often referred to as holding in “street name”) and you wish to attend the meeting, you will need to bring a legal proxy from the nominee reflecting your share ownership as of the Record Date. All shareowners must check in at the registration desk at the meeting.
Voting Proxies
     Shares of Common Stock represented by properly executed proxy cards received by the Company in time for the Meeting will be voted in accordance with the instructions specified in the proxies. Unless contrary instructions are indicated on a proxy, the shares of Common Stock represented by such proxy will be voted FOR the election as directors of the nominees named in this Proxy Statement and FOR the amendment to the Certificate of Incorporation increasing the number of authorized shares of Common Stock.
     Rules of the New York Stock Exchange (the “NYSE”) determine whether proposals presented at shareowner meetings are “routine” or “non-routine.” If a proposal is routine, a broker or other entity holding shares for an owner in street name may vote on the proposal without voting instructions from the owner. If a proposal is non-routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. A “broker non-vote” occurs when the broker or other entity is unable to vote on a proposal because the proposal is non-routine and the owner does not provide instructions. Proposal One, the proposal to elect directors, and Proposal Two, the proposal to increase the number of authorized shares of Common Stock, are routine proposals under the rules of the NYSE. As a result, brokers or other entities holding shares for an owner in street name may vote on the proposals even if no voting instructions are provided by the owner.
     The following table reflects the vote required for each proposal and the effect of broker non-votes, withhold votes and abstentions on the vote, assuming a quorum is present at the meeting:

Effect of Broker Non-Votes,
Proposal	Vote Required	Withhold Votes and Abstentions
Election of Directors	The three nominees who receive the most votes will be elected	Broker non-votes and withhold votes have no legal effect

Approve increase in the number of authorized shares of Common Stock	An affirmative vote of the majority of the shares outstanding as of the Record Date	Broker non-votes and abstentions have the same effect as a vote against the proposal
     Management and the Board of Directors of the Company know of no other matters to be brought before the Meeting. If other matters are properly presented to the shareowners for action at the Meeting and any adjournments or postponements thereof, it is the intention of the proxy holders named in the proxy to vote in their discretion on all matters on which the shares of Common Stock represented by such proxy are entitled to vote.

Revocability of Proxy
     The giving of the enclosed proxy does not preclude the right of a shareowner to vote in person. A proxy may be revoked at any time prior to its exercise by notice of revocation in writing sent to the Secretary of the Company, by presenting to the Company a later-dated proxy card executed by the person executing the prior proxy card or by attending the Meeting and voting in person.
Annual Report
     The Company’s 2005 Annual Report to Shareowners, including the Company’s 2005 audited financial statements (the “Annual Report”), is enclosed with these Proxy Materials. The Annual Report is not incorporated into this Proxy Statement by reference, nor is it a part of the Proxy Materials.
CORPORATE GOVERNANCE
     Following enactment of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), new rules of the Securities and Exchange Commission (the “SEC”) and amended listing standards of the NYSE implemented new corporate governance provisions. Prior to the adoption of these new requirements, the Company already had corporate governance measures in place. In addition, the Company adopted other measures designed to comply with the new requirements. Among the measures the Company already had in place, and other measures that the Company has implemented to comply with the new requirements, are the following:
Director Independence
     The amended NYSE listing standards require that the Board of Directors be comprised of a majority of independent directors. The Sarbanes-Oxley Act, SEC rules and amended NYSE listing standards require that audit committees be comprised solely of independent directors. The amended NYSE listing standards also require that corporate governance/nominating committees be established, and that corporate governance/nominating committees and compensation committees be comprised solely of independent directors.
     Prior to the adoption of these requirements, the Company’s Board of Directors included a majority of independent directors and the Company’s Audit Committee and Compensation Committee already were comprised solely of independent directors.
     The Board of Directors has adopted the following standards for determining whether a director of the Company (“Director”) is independent:
Unless there exists a material relationship between the Company and a Director of the Company, such Director will be deemed “independent” if:
1.	The Director has not been an employee of the Company, and no immediate family member of the Director has been an executive officer of the Company, within the last three years.

2.	The Director has not received, and no immediate family member of the Director has received, during any twelve-month period within the last three years, more than $100,000 per year in direct compensation from the Company, other than (a) director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), (b) compensation paid to the Director for former service as an interim chairman, chief executive officer or other executive officer of the Company, or (c) compensation paid to an immediate family member of the Director as an employee of the Company (other than an executive officer of the Company).

3.	(a) Neither the Director nor an immediate family member of the Director is a current partner of a firm that is the Company’s internal or external auditor; (b) the Director is not a current employee of such a firm; (c) the Director does not have an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (d) neither the Director nor an immediate family member of the Director was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

4.	Neither the Director nor an immediate family member of the Director is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executives at the same time serves or served on the other company’s compensation committee.

5.	The Director is not a current employee, and no immediate family member of the Director is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.
     The Board of Directors also has adopted the following, additional standards of independence with respect to members of the Company’s Audit Committee:
A Director will be deemed “independent” for purposes of Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended, provided:
1.	The Director has not directly or indirectly accepted any consulting, advisory, or other compensatory fee from the Company (or any subsidiary), other than (1) in the Director’s capacity as a member of the Board of Directors and any Board committee, (2) fixed amounts under a retirement plan for prior service or (3) dividends to shareowners.

2.	The Director has not been an “affiliated person” of the Company (or any subsidiary), apart from his/her capacity as a member of the Board or any Board committee. An “affiliated person” means a person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Company.
     The Company’s Board of Directors has determined that each of Messrs. Herbert T. Buchwald, William B. Kemper, Steven J. Borick and David E. Blackford have no material relationship with the Company and that each is independent under the rules of the SEC and the NYSE listing standards, each meets the foregoing standards of independence adopted by the Board and each is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code and the regulations thereunder.
Frequent Meetings of the Board of Directors and Audit Committee
     Even prior to the Sarbanes-Oxley Act and the new corporate governance standards required by the SEC and the NYSE, and continuing through 2005, the Board of Directors and the Audit Committee have held monthly meetings and additional meetings as necessary. In 2002, the Board held 11 regularly scheduled meetings and 11 special meetings, and the Audit Committee met 11 times. During 2003, the Board held 11 regularly scheduled meetings and 10 special meetings, and the Audit Committee met 11 times. In 2004, the Board held 12 regularly scheduled meetings and 10 special meetings, and the Audit Committee met 17 times. Most recently, in 2005, the Board held 12 regularly scheduled meetings and 9 special meetings, and the Audit Committee met 18 times.

Asset Management Committee
     Also prior to passage of the Sarbanes-Oxley Act and the new SEC and NYSE corporate governance requirements, the Company had in place an Asset Management Committee (“AMC”). As a result of the Company’s continued growth of operations, the Company currently has three separate AMCs, primarily composed of members of our senior management. The AMCs generally meet weekly to review all proposed land acquisitions and review other proposed non-land transactions at or above certain thresholds. Land acquisitions and other transactions that exceed certain thresholds also are reviewed by an executive committee of senior officers and the Board of Directors.
Lead Director
     On February 20, 2006, the Board designated Herbert T. Buchwald, an independent member of the Board, as Lead Director for a one-year term commencing March 1, 2006. Mr. Buchwald is a member of the Audit, Compensation, Legal and Corporate Governance/Nominating Committees, is the Company’s Audit Committee Financial Expert and serves on the board of M.D.C. Land Corporation, a subsidiary of the Company. Among other responsibilities, the Lead Director will assist in providing effective corporate governance in the management of the affairs of the Board and the Company, advise the Chairman as to an appropriate schedule of Board and Committee meetings, provide input as to meeting agendas and topics, coordinate the activities of the various Committees, coordinate the agenda for and preside at executive sessions of the non-management Directors, facilitate the process of conducting Committee and Board self-evaluations, mentor new Directors and perform such other responsibilities as may be delegated to the Lead Director by the Board from time to time.
Corporate Governance/Nominating Committee
     In 2003, the Board of Directors established a Corporate Governance/Nominating Committee, consisting of Messrs. Kemper, Buchwald and Blackford, who serves as its Chairman. Each member of the Committee is independent as defined in the listing standards of the NYSE. The organization, functions and responsibilities of the Committee are described in the Corporate Governance/Nominating Committee charter.
Corporate Governance Guidelines
     Upon the recommendation of the Corporate Governance/Nominating Committee, the Board of Directors adopted a set of corporate governance guidelines to implement the new requirements of the NYSE. These guidelines, as amended, are posted under the corporate governance documents on the investor relations section of the Company’s website, www.richmondamerican.com, and are available without charge to any shareowner who requests a copy by writing to the Corporate Secretary at the address listed above.
Equity Ownership Guidelines for Directors
     In order to evidence the financial alignment of the Company’s Directors with the interests of the Company’s shareowners, on March 21, 2005, the Corporate Governance/Nominating Committee established Equity Ownership Guidelines for Directors of the Company. Under these guidelines, each Director is encouraged to acquire and maintain ownership of Common Stock with an acquisition value of not less than ten times the annual amount of the retainer paid for serving on the Board of Directors (as of February 2006, $48,000 — paid $4,000 per month). Each Director is encouraged to achieve this goal within five years of the adoption of the guidelines.
Regularly Scheduled Executive Sessions of Non-Management Directors
     The Company’s corporate governance guidelines provide for the non-management Directors to meet at regularly scheduled executive sessions without management present. At least once a year, the independent Directors meet in an executive session including only independent Directors. In 2005, the non-management Directors selected a presiding Director for each executive session. In 2006, the Lead Director will preside at the executive sessions. In order that interested parties may be able to contact non-management Directors, such persons may use the procedures established by the Audit Committee for receipt of complaints and concerns. These procedures are posted under the corporate governance documents on the investor relations section of the Company’s website, www.richmondamerican.com.
Committee Charters
     Upon the recommendations of the Audit Committee and the Compensation Committee, respectively, the Board of Directors has adopted re-stated charters for those committees, designed to comply with the applicable requirements of the amended NYSE listing standards and SEC regulations. The Board of Directors also has adopted a charter for the Corporate Governance/Nominating Committee. These charters are posted under the corporate governance documents on the investor relations section of the Company’s website, www.richmondamerican.com, and are available without charge to any shareowner who requests a copy by writing to the Corporate Secretary at the address listed above.
Corporate Code of Conduct
     Prior to passage of the Sarbanes-Oxley Act and the new requirements of the SEC and the NYSE, the Company already had in place a Corporate Code of Conduct designed to provide that all persons associated with the Company, including employees, officers and Directors, follow the Company’s compliance program and legal and ethical obligations and conduct themselves accordingly. In 2004, the Company revised its Corporate Code of Conduct to include, among other things, a code of ethics for senior financial officers and Audit Committee complaint procedures, as required by the Sarbanes-Oxley Act and SEC regulations. The Corporate Code of Conduct, the code of ethics for senior financial officers and the Audit Committee complaint procedures for handling confidential complaints regarding accounting or auditing matters are posted under the corporate governance documents on the investor relations section of the Company’s website, www.richmondamerican.com and are available without charge to any person who requests a copy by writing to the Corporate Secretary at the address listed above.
PROPOSAL ONE — ELECTION OF DIRECTORS
     The Company’s Certificate of Incorporation provides for three classes of Directors with staggered terms of office, to be divided as equally as possible. Nominees of each class serve for terms of three years (unless a nominee is changing to a different class) and until election and qualification of their successors or until their resignation, death, disqualification or removal from office.
     The Board of Directors currently consists of seven members, including three Class III Directors whose terms expire in 2006, two Class I Directors whose terms expire in 2007 and two Class II Directors whose terms expire in 2008. At the Meeting, three Class III Directors are to be elected to three-year terms expiring in 2009. The nominees for the Class III Directors are Messrs. Steven J. Borick, David D. Mandarich and David E. Blackford. All of the nominees presently serve on the Board of Directors of the Company.
     Unless otherwise specified, the enclosed proxy card will be voted FOR the election of Messrs. Borick, Mandarich and Blackford. Management and the Board of Directors are not aware of any reasons which would cause Messrs. Borick, Mandarich or Blackford to be unavailable to serve as Directors. If Messrs. Borick, Mandarich or Blackford become unavailable for election, discretionary authority may be exercised by the proxy holders named in the enclosed proxy card to vote for a substitute nominee or nominees proposed by the Board of Directors.
     The Board of Directors recommends a vote FOR the election of Messrs. Borick, Mandarich and Blackford as Directors.
     Certain information, as of February 6, 2006, with respect to Messrs. Borick, Mandarich and Blackford, the nominees for election, and the continuing Directors of the Company, furnished in part by each such person, appears below (unless stated otherwise, the named beneficial owner possesses the sole voting and investment power with respect to such shares):

			Shares Beneficially
		Positions and Offices with the Company	Owned as of the
Name	Age	and Other Principal Occupations	Record Date (1)(2)	Percentage of Class (3)

NOMINEES:
		Class III
		Terms Expire in 2006

Steven J. Borick	53	Director, President and Chief Executive Officer of Superior Industries International, Inc., President of Texakota, Inc. and a General Partner in Texakota Oil Company	25,500	*
David D. Mandarich	58	President and Chief Operating Officer of the Company	3,476,146 (5)	7.67%
David E. Blackford	57	President, Chief Executive Officer and Chairman of the Board of California Bank & Trust	31,000	*

CONTINUING DIRECTORS:
		Class I
		Terms Expire in 2007

Herbert T. Buchwald	75	Principal in the law firm of Herbert T. Buchwald, P.A. and President and Chairman of the Board of Directors of BPR Management Corporation	119,823	*
Larry A. Mizel	63	Chairman of the Board of Directors and Chief Executive Officer of the Company	7,771,237 (4)	17.16%

		Class II
		Terms Expire in 2008

Gilbert Goldstein	87	Principal in the law firm of Gilbert Goldstein, P.C.	93,965	*
William B. Kemper	69	Private real estate investor	57,500	*

*	Represents less than one percent of the outstanding shares of Common Stock.

(1)	Includes, where applicable, shares of Common Stock owned by such person’s minor children and spouse and by other related individuals or entities over whose shares such person may be deemed to have beneficial ownership.

(2)	Includes the following shares of Common Stock subject to options that are exercisable or become exercisable within 60 days of the Record Date at prices ranging from $18.47 to $78.89 per share: Herbert T. Buchwald 102,575; Larry A. Mizel 632,537; Gilbert Goldstein 93,250; William B. Kemper 57,500; Steven J. Borick 25,000; David D. Mandarich 632,537; and David E. Blackford 25,000.

(3)	The percentage shown is based on the number of shares of Common Stock outstanding as of January 31, 2006 and includes shares of Common Stock actually owned and shares of Common Stock subject to options that are exercisable or become exercisable within 60 days of the Record Date. All shares of Common Stock which the person had the right to acquire within 60 days of that date are deemed to be outstanding for the purpose of computing the percentage of shares of Common Stock owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of shares of Common Stock owned by any other person.

(4)	Mr. Mizel has sole voting power over 5,886,599 shares, shared voting power over 1,884,638 shares, sole investment power over 5,886,599 shares and shared investment power over 1,884,638 shares.

(5)	Includes 1,886 shares owned by Mr. Mandarich’s minor children.
Other Information Relating to Directors
     The following is a brief description of the business experience during at least the past five years of each nominee for the Board of Directors of the Company and of the continuing members of the Board.
     David E. Blackford has been employed with California Bank & Trust since 1998 and in May 2001 he was appointed Chairman, President and Chief Executive Officer. Previously he served as managing director and as a member of the board of directors and the Senior Loan Committee for Real Estate Finance. Prior to 1998, he served as an executive officer in different financial institutions, including Bank One and Chemical Bank. He was appointed to the Company’s Board of Directors in April 2001. Mr. Blackford is Chairman of the Corporate Governance/Nominating Committee. Effective February 20, 2006, he was appointed as a member of both the Audit Committee and the Compensation Committee.
     Steven J. Borick was named President and Chief Executive Officer of Superior Industries International, Inc. effective January 1, 2004. Mr. Borick had been named President and Chief Operating Officer effective January 1, 2003 and, prior to that date, he served as Executive Vice President of that company. Mr. Borick has been a director of that company since 1981. Superior Industries International, Inc. is a NYSE-listed manufacturer of automobile wheels and suspension parts. Mr. Borick has been President of Texakota, Inc., an oil and gas exploration and development company, and general partner in Texakota Oil Company, a private oil and gas partnership, for the last eight years. Mr. Borick has been a Director since April 1987 and is Chairman of the Compensation Committee. He was a member of the Audit Committee, having left that committee effective February 20, 2006.
     Herbert T. Buchwald has been a principal in the law firm of Herbert T. Buchwald, P.A. and president and chairman of the board of directors of BPR Management Corporation, a property management company located in Denver, Colorado, for more than the past five years. Mr. Buchwald has been a practicing Certified Public Accountant and served as principal financial officer of a publicly held homebuilder in Florida. He is an attorney admitted to practice before federal and state trial and appellate courts in Florida and Colorado. In addition, Mr. Buchwald has been engaged for over 30 years in the real estate development of residential and commercial properties in Florida, New Jersey and Colorado, serving as chief executive officer of various entities. Mr. Buchwald was appointed to the Company’s Board of Directors in March 1994 and is a member of the Audit, Compensation, Legal and Corporate Governance/Nominating Committees. He also is a director of M.D.C. Land Corporation (“MDC Land”), a wholly-owned subsidiary of the Company. On February 20, 2006, the Board designated Mr. Buchwald as Lead Director for a one-year term commencing March 1, 2006.
     Gilbert Goldstein has been engaged in private law practice for more than the past five years as the principal in the law firm of Gilbert Goldstein, P.C. See “Certain Relationships and Related Transactions” below. Mr. Goldstein has been a Director since January 1976. Mr. Goldstein is the Chairman of the Legal Committee.
     William B. Kemper has been engaged in private real estate investments, real estate development and property management since May 1982. Prior to May 1982, he was president of Gold Crown, Inc., a real estate development company. He also is a director of HomeAmerican Mortgage Corporation (“HomeAmerican”), the Company’s wholly-owned mortgage lending subsidiary. Mr. Kemper has been a Director since January 1972. He is Chairman of the Audit Committee and a member of the Compensation and Corporate Governance/Nominating Committees.
     David D. Mandarich was elected President of the Company in July 1999, Chief Operating Officer in March 1996, Co-Chief Operating Officer in September 1994 and Executive Vice President-Real Estate in April 1993. He was appointed a Director in March 1994. Mr. Mandarich also was a Director from September 1980 until April 1989.
     Larry A. Mizel has served as Chairman of the Board of Directors and the Chief Executive Officer of the Company for more than five years and was elected President of the Company in March 1996. Mr. Mizel resigned as President of the Company in July 1999. Mr. Mizel has been a Director since founding the Company in January 1972. Mr. Mizel was a Trustee of the Marsico Investment Fund, an open-end investment company, and resigned that position in February 2004. In 2003, Mr. Mizel was elected Chairman of the Board of the Simon Wiesenthal Center, an international human rights organization. Mr. Mizel is a member of the Legal Committee.
Information Concerning the Board of Directors
     During 2005, the Board of Directors held 12 regularly scheduled meetings and nine special meetings. The Directors also considered Company matters and had numerous communications with the Chairman of the Board of Directors and other officials of the Company wholly apart from the formal Board meetings. In 2005, all of the Company’s Directors attended at least 75% of the total number of meetings of the Board of Directors and of the committees of the Board of Directors on which they served. Directors are expected to attend annual meetings and, to facilitate their attendance, annual meetings typically are scheduled the same day as a monthly Board meeting. All of the Directors attended the 2005 annual meeting.
     Security Holder Communications to the Board of Directors
     The Company has two sets of procedures by which security holders may send communications directly to the Board of Directors. Security holders may use the procedures that the Audit Committee has adopted for handling confidential complaints regarding accounting or auditing matters. These procedures are posted under the corporate governance documents on the investor relations section of the Company’s website, www.richmondamerican.com. Alternatively, security holders may send communications directly to Mr. Blackford, Chairman of the Corporate Governance/Nominating Committee, at 1900 Main Street, 2nd Floor, Irvine, CA 92614.
     Audit Committee
     During 2005, the Audit Committee of the Board of Directors consisted of Messrs. Borick, Buchwald and Kemper, who serves as its Chairman. Effective February 20, 2006, Mr. Borick left the committee and Mr. Blackford was appointed to the committee. Each member of the Audit Committee is “independent” and “financially literate” in the judgment of the Board of Directors, as defined in the listing standards of the NYSE and the rules of the SEC. In addition, the Board of Directors has determined that Mr. Buchwald is an “audit committee financial expert” as defined by applicable SEC regulations. Mr. Buchwald acquired his audit committee financial expert attributes through his experience and qualifications described above under “Other Information Relating to Directors.”
     The Audit Committee met 18 times during 2005. The organization, functions and responsibilities of the Audit Committee are described in the re-stated charter for the Audit Committee, a copy of which is included as Appendix A to this Proxy Statement. The Audit Committee’s functions include oversight of the Company’s external auditors, review of the Company’s financial statements, review of the annual audit plan and results of the audit, review of any significant modification in accounting policies and oversight of the duties of the Company’s internal audit department.

     Compensation Committee
     During 2005, the Compensation Committee consisted of Messrs. Buchwald, Kemper and Borick, who serves as its Chairman. Effective February 20, 2006, Mr. Blackford was appointed to the committee. During 2005, the Compensation Committee met 10 times. Each member of the committee is independent in the judgment of the Board of Directors, as defined in the listing standards of the NYSE. The Compensation Committee approves executive compensation plans, reviews salaries, bonuses and other forms of compensation for officers and key employees of the Company, establishes salary levels, benefits and other forms of compensation for employees and addresses other compensation and personnel matters as the Board of Directors from time to time may request. For a discussion of the criteria utilized and factors considered by the Compensation Committee in reviewing, approving and making recommendations with respect to executive compensation, see the “Report of the Compensation Committee” below. The organization, functions and responsibilities of the Compensation Committee are described in the Compensation Committee’s restated charter, which was adopted by the Board of Directors in January 2004.
     Corporate Governance/Nominating Committee
     The Corporate Governance/Nominating Committee, consists of Messrs. Kemper, Buchwald and Blackford, who serves as its Chairman. Each member of the Committee is independent in the judgment of the Board of Directors, as defined in the listing standards of the NYSE. During 2005, the Committee met eight times. The organization, functions and responsibilities of the Corporate Governance/Nominating Committee are described in the Committee’s charter. The functions of the Corporate Governance/Nominating Committee include development and recommendations as to corporate governance principles and codes of conduct, identification of individuals qualified to become Board members, the selection process for Director nominees and oversight of the self-evaluation of the Board and its committees.
     Procedures for nominating persons for election to the Board are contained in the Company’s By-Laws and, accordingly, those procedures constitute the Company’s policy with regard to the nomination and consideration of Director candidates recommended by shareowners. The By-Laws provide that only persons who are nominated in accordance with the procedures set forth in the By-Laws shall be eligible for election as Directors at any meeting of shareowners. In addition to nominations by or at the direction of the Board of Directors, by any nominating committee or person appointed by the Board, nominations of persons for election to the Board of Directors may be made at a meeting of shareowners by any shareowner entitled to vote for the election of Directors at the meeting who complies with the notice procedures set forth in the By-Laws.
     Specifically, such nominations shall be made pursuant to timely notice in writing to the Secretary of the Company. To be timely, a shareowner’s notice shall be delivered to, or mailed and received at, the principal offices of the Company not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 75 days’ notice or prior public disclosure of the date of the meeting is given or made to shareowners, notice by the shareowner to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Such shareowner’s notice shall set forth in writing:
(a)	as to each person whom the shareowner proposes to nominate for election or re-election as a Director:
(i)	the name, age, business address and residence address of such person,

(ii)	the principal occupation or employment of such person,

(iii)	the class and number of shares of the Company which are beneficially owned by such person and

(iv)	any other information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors pursuant to Rule 14(a) under the Securities Exchange Act of 1934 and any other applicable laws or rules or regulations of any governmental authority or of any national securities exchange or similar body overseeing any trading market on which shares of the Company are traded, and

(b)	as to the shareowner giving the notice:
(i)	the name and record address of the shareowner and

(ii)	the class and number of shares of the Company beneficially owned by the shareowner.
The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure, and, if so determined, shall so declare to the meeting and the defective nomination shall be disregarded.
     The Corporate Governance/Nominating Committee believes that all candidates for the Board, including candidates recommended by shareowners, should have experience in appropriate areas and disciplines and that the criteria that should be considered in selecting candidates for the Board include, in addition to applicable requirements of law and of the NYSE, business experience, specific expertise, strength of character, judgment, and other factors deemed appropriate in adding value to the composition of the Board. At such times as may be appropriate, the Corporate Governance/Nominating Committee will lead the search for individuals qualified to become members of the Board, seeking candidates who have experience in appropriate areas and disciplines. The Committee has authority to engage search firms to identify candidates for nomination to the Board.
     Legal Committee
     The Legal Committee currently consists of Messrs. Buchwald, Mizel and Goldstein, who serves as its Chairman. During 2005, the Legal Committee met 15 times. The Legal Committee has been active in reviewing legal issues affecting the Company’s business with the Company’s inside and outside counsel.
     Director Compensation
     During 2005, each Director who was not an officer of the Company (“non-management Director”) was paid $3,000 per month as a retainer and $1,500 for each Board meeting attended. Each respective Board committee member was paid $2,500 for attending each meeting of the Audit Committee, $2,000 for attending each meeting of the Compensation and the Corporate Governance/Nominating Committees, and (except for Mr. Mizel) $2,000 per month for service on the Legal Committee. On February 20, 2006, effective as of February 1, 2006, the Company increased the retainer from $3,000 per month to $4,000 per month and increased the fee for attendance at Board meetings from $1,500 per meeting to $2,500 per meeting.
     As noted above, on February 20, 2006, the Board designated Mr. Buchwald as Lead Director for a one-year term commencing March 1, 2006. In lieu of all other cash compensation paid to independent Directors, including retainer fees and Board and Committee meeting fees, the Lead Director will receive monthly compensation of $27,500.
     Pursuant to the M.D.C. Holdings, Inc. Stock Option Plan for Non-Employee Directors, approved by the shareowners in 2001, each non-management Director is granted options to purchase 25,000 shares of Common Stock annually. The options are fully vested as of the date of grant. Each Director also is reimbursed for expenses related to his attendance at Board of Directors and committee meetings.
     Mr. Kemper received fees of $1,500 per meeting during 2005 for services as a director of HomeAmerican. Mr. Kemper attended ten meetings of the HomeAmerican board. In 2005, Mr. Buchwald was paid $4,000 per month for service as chairman of the board of MDC Land.
     Messrs. Kemper and Buchwald and their spouses are covered by the Company’s self-funded contributory medical plan, for which they pay 100% of the premiums.

PROPOSAL TWO — APPROVE AN AMENDMENT TO THE M.D.C. HOLDINGS, INC.
CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF
AUTHORIZED SHARES OF COMMON STOCK
     The Company’s Certificate of Incorporation, as amended, presently authorizes the issuance of 100 million shares of Common Stock, $.01 par value, and 25 million shares of preferred stock, $.01 par value (the “Preferred Stock”). On January 31, 2006, 46,164,011 shares of Common Stock were issued (with only 11,761 shares held in treasury) and no shares of Preferred Stock were issued. On that date, 9,471,877 shares of Common Stock were reserved for issuance pursuant to the M.D.C. Holdings, Inc. Employee Equity Incentive Plan, the M.D.C. Holdings, Inc. 2001 Equity Incentive Plan, the M.D.C. Holdings, Inc. Stock Option Plan for Non-Employee Directors and the Company’s 401(k) Savings Plan (collectively, the “Company Plans”). Accordingly, of the 100 million shares of Common Stock currently authorized, the Company has approximately 55,635,888 shares of Common Stock issued or reserved for issuance pursuant to the Company Plans. Further, up to $1 billion of Company debt securities, Preferred Stock or Common Stock also may be offered from time to time pursuant to an effective SEC registration statement.
     The proposed amendment to the Certificate of Incorporation would increase the number of authorized shares of Common Stock from 100 million to 250 million. If additional shares of Common Stock are issued, it may have a dilutive effect on earnings per share. In addition, the issuance of additional shares may have a dilutive effect on the voting power of the current shareowners because such shareowners do not have preemptive rights with respect to the issuance of additional shares of Common Stock, including the shares of Common Stock to be authorized by the proposed amendment to the Certificate. The full text of the proposed amendment to the Certificate of Incorporation is set forth in Appendix B to this Proxy Statement.
     The purpose of the proposed amendment is to ensure that the Company has adequate authorized shares of Common Stock available from time-to-time if needed for such corporate purposes as may be deemed appropriate by the Board of Directors. These corporate purposes might include stock splits, stock dividends, public or private stock offerings, acquisitions and other corporate purposes. Although we have no specific plans or commitments for the issuance of the additional shares of Common Stock for which authorization is solicited, the Board of Directors believes that it would be desirable for the shareowners to authorize such additional shares at this time so that the Company is prepared to meet possible future needs for such shares without delay.
     If the proposed amendment to the Certificate of Incorporation is adopted, the additional authorized shares of Common Stock could be issued at the discretion of the Board of Directors for any corporate purpose without further action by the shareowners, except as may be required by applicable laws or regulations, or the rules of the NYSE. While in certain instances an issuance of additional shares could have the effect of rendering a hostile attempt to acquire the Company more difficult, the Board of Directors is not aware of any circumstance potentially having such an anti-takeover effect.
     Approval of the proposed amendment to the Certificate of Incorporation requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock. The amendment to the Certificate of Incorporation will become effective on the date the amendment is filed with the Secretary of State of the State of Delaware. It is anticipated that the appropriate filing to effect the share increase will be made as soon as practicable following approval of this proposal.
     The Board of Directors has approved this proposal to amend the Company’s Certificate of Incorporation to increase the number of authorized shares of Common Stock from 100 million to 250 million and recommends voting FOR adoption of Proposal Two.

EXECUTIVE OFFICERS
     Set forth below are the names and offices held by the executive officers of the Company as of the Record Date. The executive officers of the Company hold office until their successors are duly elected and qualified or until their resignation, retirement, death or removal from office. Biographical information on Messrs. Mizel and Mandarich, who serve as Directors and executive officers of the Company, is set forth under “Election of Directors” above. Biographical information for the other executive officers of the Company is set forth below.

Name	Offices Held as of February 6, 2006
Larry A. Mizel	Chairman of the Board of Directors and Chief Executive Officer
David D. Mandarich	President, Chief Operating Officer and a Director
Paris G. Reece III	Executive Vice President, Chief Financial Officer and Principal Accounting Officer
Michael Touff	Senior Vice President and General Counsel
     Paris G. Reece III, 51, was elected Executive Vice President of the Company in July 1999, Senior Vice President in September 1994, Treasurer in September 1993, Chief Financial Officer in June 1990, Secretary in February 1990 and a Vice President of the Company in August 1988. Mr. Reece resigned as Treasurer of the Company in November 1996 and as Secretary of the Company in May 1996. Mr. Reece also is an officer, director or both of most of the Company’s subsidiaries.
     Michael Touff, 61, was elected Senior Vice President and General Counsel of the Company in July 1999 and as Vice President and General Counsel in December 1994. From August 1992 through December 1994, he was an officer in the law firm of Ireland, Stapleton, Pryor & Pascoe, P.C. Prior to August 1992, Mr. Touff was an officer in the law firm of Holmes & Starr, a Professional Corporation.
COMPENSATION OF EXECUTIVE OFFICERS
Summary Compensation Table
     The following table sets forth the compensation received by the Chief Executive Officer and the three other executive officers for each of the last three fiscal years.

							Long-Term
		Annual Compensation					Compensation Awards
								Shares
Name and					Other Annual		Restricted	Underlying		All Other
Principal Position	Year	Salary	Bonus		Compensation (3)		Stock Awards (6)	Options (7)		Compensation (9)
Larry A. Mizel,	2005	$1,000,000	$20,500,000	(1)	$59,140	(4)	- 0 -	180,000	(8)	$7,700
Chairman of the Board	2004	$1,000,000	$20,119,338	(1)	$92,196	(4)	- 0 -	234,000		$7,150
of Directors and Chief	2003	$1,000,000	$10,852,916	(1)	$107,793	(4)	- 0 -	357,500		$6,600
Executive Officer
David D. Mandarich,	2005	$830,000	$20,500,000	(1)	N/A		- 0 -	180,000	(8)	$7,700
President, Chief	2004	$830,000	$20,119,338	(1)	$53,013	(5)	- 0 -	234,000		$7,150
Operating Officer	2003	$830,000	$10,852,916	(1)	$58,256	(5)	- 0 -	357,500		$6,600
and a Director
Paris G. Reece III,	2005	$420,000	$1,000,000	(2)	N/A		$150,000	70,000	(8)	$7,700
Executive Vice President	2004	$378,778	$800,000		N/A		$150,000	91,000		$7,150
Chief Financial Officer and	2003	$315,000	$590,000		N/A		$150,000	100,100		$6,600
Principal Accounting Officer
Michael Touff,	2005	$339,691	$425,000	(2)	N/A		$75,000	30,000	(8)	$7,700
Senior Vice President	2004	$309,691	$325,000		N/A		$75,000	39,000		$7,150
and General Counsel	2003	$289,691	$260,000		N/A		$40,000	44,330		$6,600

(1)	These bonuses were paid in January following the year indicated in accordance with the terms of the M.D.C. Holdings, Inc. Executive Officer Performance-Based Compensation Plan approved by the Company’s shareowners at the 1994 Annual Meeting, as amended (the “Executive Compensation Plan”). The amount of these bonuses is determined based on the Company’s “Adjusted Pre-Tax Return on Average Stockholders’ Equity” (as defined in the Executive Compensation Plan), which must equal or exceed 10% before bonuses are payable. On December 30, 2005, the Compensation Committee amended the Executive Compensation Plan to provide that the Compensation Committee may, in its sole discretion, reduce the amount otherwise payable under the Executive Compensation Plan for any fiscal year by determining, on or before the last day of the fiscal year, that the payment shall not exceed a dollar amount then specified by the Compensation Committee. Also on December 30, 2005, the Compensation Committee specified that the bonus payment to each of Messrs. Mizel and Mandarich for fiscal year 2005 would be the calculated amount under the Executive Compensation Plan, provided that the bonus payment amount would not exceed $20,500,000. Messrs. Mizel and Mandarich consented to this exercise of the Compensation Committee’s discretion for the 2005 fiscal year. All of the 2005, 2004 and 2003 bonuses were paid in cash.

(2)	These bonuses were approved by the Compensation Committee on December 30, 2005, and were paid in January of 2006.

(3)	The Board of Directors of the Company has determined that it is in the best interests of the Company for its Chief Executive Officer and its Chief Operating Officer to utilize Company aircraft for non-Company business purposes, when the aircraft are not being utilized in the ordinary course of Company business. Accordingly, the Company leases the aircraft to those officers on a non-exclusive basis when the aircraft are not required for Company business. The lease agreements, filed on Form 8-K dated February 25, 2005, require the officers to pay each month the Incremental Expenses incurred by the Company for each flight, as defined in the lease agreements. The Incremental Expenses represent the maximum reimbursement permitted by the Federal Aviation Administration in Federal Aviation Regulation Part 91.501(d). For 2005, Mr. Mizel pre-paid $385,000 and Mr. Mandarich pre-paid $75,000 for future Incremental Expense lease payments. They each incurred, respectively, $309,625 and $38,779, in actual lease payments for 2005. Accordingly, they had a credit at the end of the year of $75,375 and $36,221, respectively. When seats on the aircraft are available on a business flight and occupied for non-business purposes, income is imputed to the attributed officer for federal income tax purposes.

(4)	This includes $25,160 of taxable income in 2005, $75,115 of taxable income in 2004 and $80,000 of taxable income in 2003 imputed for federal income tax purposes for non-business use of Company aircraft as authorized by resolution of the Board of Directors.

(5)	This includes $34,461 of taxable income in 2004 and $31,076 of taxable income in 2003 imputed for federal income tax purposes for non-business use of Company aircraft as authorized by resolution of the Board of Directors.

(6)	In 2005, the Company granted restricted stock awards to Messrs. Reece and Touff, pursuant to Restricted Stock Agreements effective December 30, 2005. The awards were valued at $61.98 per share, the closing price of the Common Stock on December 30, 2005. In 2004, the Company granted restricted stock awards to Messrs. Reece and Touff pursuant to Restricted Stock Agreements effective November 22, 2004. The awards were valued at $59.18 per share, the closing price of the Common Stock on November 22, 2004. In 2003, the Company granted restricted stock awards to Messrs. Reece and Touff pursuant to Restricted Stock Agreements effective November 17, 2003. The awards were valued at $44.68 per share, the closing price of the Common Stock on November 17, 2003. The restrictions on the shares awarded pursuant to the Restricted Stock Agreements lapse as to 25% of such shares each year, commencing on the first anniversary of the award. The restrictions on the shares awarded in these years may lapse in the event of a change in control transaction, will lapse in part in the event of the employee’s death, disability or retirement, and will lapse in total in the event the employee’s employment is terminated by the Company without cause. As of December 31, 2005, Mr. Reece held 7,295 shares of unvested restricted stock with a value of $452,144, and Mr. Touff held 2,954 shares of unvested restricted stock with a value of $183,089. Dividends are paid on the restricted stock. The per share valuations throughout this footnote and every other footnote included with this table have been adjusted to reflect the Company’s May 27, 2003 10% stock dividend, March 23, 2004 10% stock dividend and January 10, 2005 1.3 for 1 stock split.

(7)	Pursuant to the stock option plan under which the options were granted, as a result of the 10% stock dividends, the number of shares that may be acquired upon exercise of the options that were outstanding as of the time of the stock dividend increased by 10% and the exercise price of unexercised options decreased by dividing the exercise price by 1.1 for each of the 10% stock dividends. Also, as a result of the 1.3 for 1 stock split, the number of shares that may be acquired upon exercise of the options outstanding as of the time of the stock split increased by 30% and the exercise price of unexercised options decreased by dividing the exercise price by 1.3.

(8)	See “Option Grants in Last Fiscal Year,” below.

(9)	The amounts in this column consist of Company contributions allocated to the executive officers’ accounts pursuant to the Company’s 401(k) Savings Plan. The Company’s 2005 contribution to these officers was funded in cash.

N/A: Disclosure is not required under the SEC’s rules.

     Severance benefits for Messrs. Mizel and Mandarich are included in their employment agreements. Severance benefits for Messrs. Reece and Touff are included in their change in control agreements. See “Employment Agreements and Change in Control Agreements” below.
     The Company’s severance pay policy provides severance pay to eligible employees, including each of the executive officers (other than Messrs. Mizel and Mandarich, whose severance pay is provided for in their employment agreements), whose employment is involuntarily terminated by the Company for reasons other than gross misconduct. Employees generally are eligible for severance pay under this policy if involuntarily terminated after 90 days of employment for reasons other than gross misconduct or if terminated in a reduction in force. The amount of severance pay under the policy generally is based on the length of service with the Company and other factors, and payment of severance is conditioned upon execution of a release agreement with the Company.
Option Grants In Last Fiscal Year
     The table below provides information on option grants in fiscal 2005 to the executive officers.

	Individual Grants					Potential Realizable
			Percent of Total			Value at Assumed Annual
	Number of Shares		Options Granted to			Rates of Stock Price
	Underlying		Employees in Fiscal	Exercise Price	Expiration	Appreciation for
Name	Options		Year (3)	($/Sh)	Date	Option Term
						5%	10%
Larry A. Mizel	90,000	(1)	10.21%	$61.98	12/30/15	$3,508,100	$8,890,214
	90,000	(2)	10.21%	$68.18	12/30/15	$2,950,100	$8,332,214
David D. Mandarich	90,000	(1)	10.21%	$61.98	12/30/15	$3,508,100	$8,890,214
	90,000	(2)	10.21%	$68.18	12/30/15	$2,950,100	$8,332,214
Paris G. Reece III	70,000	(1)	7.94%	$61.98	12/30/15	$2,728,522	$6,914,611
Michael Touff	30,000	(1)	3.40%	$61.98	12/30/15	$1,169,367	$2,963,405

(1)	This option granted on December 30, 2005 is exercisable as to 33-1/3% on each of the third, fourth and fifth anniversary dates. The exercise price is $61.98, the closing price of the Common Stock on the NYSE on the date of grant.

(2)	This option granted on December 30, 2005 is exercisable as to 33-1/3% on each of the third, fourth and fifth anniversary dates. The exercise price is 110% of $61.98, the closing price of the Common Stock on the NYSE on the date of grant.

(3)	The Company granted options representing 881,500 shares of Common Stock to 184 employees in fiscal 2005.
Aggregate Option Exercises In Last Fiscal Year And Fiscal Year-End Option Values
     The table below provides information on option exercises in fiscal 2005 by the executive officers and the value of such officers’ unexercised options at December 31, 2005.

					Value of Unexercised
			Shares Underlying Unexercised		In-the-Money Options
	Shares		Options at Fiscal Year End		at Fiscal Year End(1)
Name	Acquired on Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Larry A. Mizel	285,499	$19,420,472	606,287	991,038	$27,264,460	$18,999,069
David D. Mandarich	285,499	$20,537,113	606,287	991,038	$27,264,460	$18,999,069
Paris G. Reece III	133,233	$9,023,885	169,488	330,138	$7,623,708	$5,855,886
Michael Touff	57,099	$3,688,939	67,637	124,151	$3,047,077	$1,805,345

(1)	The closing price of the Common Stock on December 30, 2005 on the NYSE was $61.98.
Report of the Compensation Committee
     Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Report of the Compensation Committee and Performance Graph shall not be incorporated by reference into any such filing.
     The Committee exercises oversight responsibility over all employee compensation of the Company, including benefits, as outlined in the Committee’s charter adopted by the Board of Directors.
     There are three principal objectives in setting the Company’s executive compensation. First, the compensation is designed to attract, retain and reward highly qualified executives. Second, the stock-based compensation is intended to create and maintain a significant and effective correlation between the level of executive compensation, the Company’s financial performance and the totality of the returns realized by the shareowners. Third, the Company’s executive compensation addresses, among other factors, the Committee’s concern that competitors might target its highly qualified and experienced executives.
     The primary components of the Company’s executive compensation are: a base salary, annual performance-based incentive bonus compensation and an equity-based, long-term incentive.
     Base salaries for the Company’s executive officers are established with a view to attracting and retaining experienced and skilled executives in an exceedingly competitive market. The Committee believes that the Company’s overall management costs are reasonable and comparable to other major homebuilders, including those that are included in the peer group index shown on the performance graph below. Base salaries are reviewed annually and adjusted, as deemed appropriate, depending on individual performance, the rate of annual salary increases experienced in the industry, local economic and employment conditions, the Company’s over-all performance and the compensation being paid for similar positions at similar companies.
     The amount of the annual performance-based incentive bonus compensation for Messrs. Mizel and Mandarich is determined by a formula calculated under the Executive Compensation Plan adopted by the shareowners, as described in footnote 1 to the Summary Compensation Table above. On December 30, 2005, the Compensation Committee amended the Executive Compensation Plan to provide that the Compensation Committee may, in its sole discretion, reduce the amount otherwise payable under the Executive Compensation Plan for any fiscal year by determining, on or before the last day of the fiscal year, that the payment shall not exceed a dollar amount then specified by the Compensation Committee. Messrs. Mizel and Mandarich consented to the Committee’s exercise of its authority to reduce the amount otherwise payable for the 2005 fiscal year under the Executive Compensation Plan.
     Annual performance-based incentive bonus compensation for Messrs. Reece and Touff and annual grants of stock options, restricted stock or stock bonuses for the four executive officers are based on individual performance and the role played by the recipient in achieving the Company’s results and objectives.
2005 Compensation
     In preparation for making compensation decisions for 2005, the Committee reviewed its responsibilities with respect to CEO and non-CEO executive officer compensation; obtained outside legal guidance as it deemed appropriate; reviewed the employment agreements of Messrs. Mizel and Mandarich; reviewed pertinent provisions of the Executive Compensation Plan, as amended, and the Company’s 2001 Equity Incentive Plan; reviewed historical summaries of the executive officers’ compensation, including prior bonuses, stock option awards, options exercised, options outstanding, stock ownership and salary levels; reviewed financial materials relating to the Company’s performance and achievements in 2005; and reviewed the Company’s accomplishments, stock performance and executive officer compensation in comparison with that of other homebuilders and other information as the Committee deemed appropriate.
     The Committee considered numerous factors in establishing an appropriate level of total compensation for 2005 and the incentive compensation to be awarded. These factors included (1) the Company’s record earnings per share, which increased by 25%; (2) record levels of net income, total revenues, home closings, home orders and home gross margins; (3) attaining shareowners’ equity exceeding $1.9 billion for the first time in Company history; (4) expanding analyst coverage of the Company from five to ten analysts; (5) achieving returns on revenues, assets and capital that rank among the highest in the industry; (6) the issuance of $250 million of 10-year, 5.375% medium term senior notes; (7) increasing the Company’s available cash and borrowing capacity at year-end to more than $1.2 billion; and (8) maintaining a status enjoyed by only seven companies in the entire homebuilding industry — an “investment grade” rating by all three of the major rating agencies. No relative quantitative weights were assigned to any of these factors.
     As noted above, the annual performance-based incentive bonus compensation for Messrs. Mizel and Mandarich was computed pursuant to the Executive Compensation Plan approved by the Company’s shareowners. On December 30, 2005, the Compensation Committee exercised its discretion to provide that the bonus payment to each of Messrs. Mizel and Mandarich for fiscal year 2005 would be the calculated amount under the Executive Compensation Plan, but not to exceed $20,500,000. The Committee determined that this was appropriate action to be taken in light of all of the factors outlined above. As a result, the Company paid to each of Messrs. Mizel and Mandarich performance-based compensation of $20,500,000 for fiscal year 2005.
     In recognition of their individual performance and the role played in achieving the Company’s results and objectives, the Committee authorized the bonuses set forth in the Summary Compensation Table for Messrs. Reece and Touff, the other executive officers.
     The Committee also awarded long-term, equity-based incentives in the form of stock options and grants of restricted stock to the executive officers and other key employees. In 2005, the Committee awarded stock options to acquire 881,500 shares of Common Stock to a total of 184 employees, including the executive officers, and 30,243 shares of restricted stock to 27 employees, including Messrs. Reece and Touff. The long-term vesting conditions contained in the option grants and restricted stock award agreements effectively provide additional long-term incentives to retain key officers and other employees. As a result, management and shareowner interests are linked and executives are motivated to conduct the Company’s business in a manner intended to serve the long-term interests of the shareowners.

     In addition, the Committee established the following base salaries for the executive officers for fiscal year 2006: Mr. Mizel — $1,000,000; Mr. Mandarich — $830,000; Mr. Reece — $440,028; and Mr. Touff — $353,279. The base salaries of Messrs. Mizel and Mandarich are provided for in each of their employment agreements and, for all of the executive officers, are based on comparable industry wage levels and the financial condition and performance of the Company.
CEO Compensation
     Mr. Mizel’s base salary for 2005 of $1,000,000 was the same as that in 2004 and was based on comparable industry wage levels and the financial condition and performance of the Company. The Committee reviewed and approved an annual performance-based incentive bonus for 2005 of $20,500,000 for Mr. Mizel, calculated in accordance with the terms of the Executive Compensation Plan, as amended. In taking these actions, the Committee considered the accomplishments of Mr. Mizel with respect to the record breaking financial performance achieved by the Company as described above, both in regard to prior years and among the Company’s peer group.
     Also in view of these accomplishments, the Committee approved the award of a long term incentive grant of non-qualified stock options for 180,000 shares of Common Stock in accordance with the 2001 Equity Incentive Plan, with the following terms, conditions and restrictions:
•	A vesting schedule that would provide for no vesting during the first three years and 33-1/3% vesting per year on the third through the fifth anniversaries of the date of grant;

•	The price at which 90,000 shares covered by the option may be purchased shall be equal to the NYSE closing price of the Common Stock on December 30, 2005; and

•	The price at which 90,000 shares covered by the option may be purchased shall be equal to 110% of the NYSE closing price of the Common Stock on December 30, 2005.
Internal Revenue Code Section 162(m)
     Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally disallows a tax deduction to publicly held companies for compensation over $1 million paid for any fiscal year to the chief executive officer and the other executive officers as of the end of any fiscal year who are disclosed in the “summary compensation table” of the proxy statement. However, the statute exempts qualifying performance-based compensation if certain requirements are met. The Company intends for awards under the Executive Compensation Plan and the 2001 Equity Incentive Plan to qualify for the performance-based compensation exemption under Section 162(m). While the Company generally structures its executive compensation to comply with the exemption requirements of Section 162(m), corporate objectives or other circumstances may not always be consistent with the requirements for, or permit, full deductibility. Accordingly, the Board of Directors and the Compensation Committee reserve the authority to award non-deductible compensation to its executive officers as may be deemed appropriate.

COMPENSATION COMMITTEE Steven J. Borick, Chairman William B. Kemper Herbert T. Buchwald David E. Blackford

Performance Graph
     Set forth below is a graph comparing the yearly change in the cumulative total return of the Common Stock with the cumulative total return of the Standard & Poor’s 500 Stock Index and with that of a peer group of other homebuilders over the five-year period ending on December 31, 2005.
     It is assumed in the graph that $100 was invested (1) in the Company’s Common Stock; (2) in the stocks of the companies in the Standard & Poor’s 500 Stock Index; and (3) in the stocks of the peer group companies just prior to the commencement of the period and that all dividends received within a quarter were reinvested in that quarter. The peer group index is composed of the following companies: Beazer Homes USA, Inc., Centex Corporation, D.R. Horton, Inc., Hovnanian Enterprises, Inc., KB Home, Lennar Corporation, M/I Homes, Inc., Meritage Homes Corporation, NVR, Inc., Pulte Homes, Inc., The Ryland Group, Inc., Standard Pacific Corp. and Toll Brothers, Inc.
     The stock price performance shown on the following graph is not indicative of future price performance.
COMPARISON OF CUMULATIVE TOTAL RETURN
OF MDC COMMON STOCK, THE S&P 500 STOCK INDEX
AND A SELECTED PEER GROUP

	FIVE YEAR PLOT POINTS
	12/29/2000	12/31/2001	12/31/2002	12/31/2003	12/31/2004	12/30/2005

M.D.C. Holdings, Inc.	$100.00	$139.88	$142.69	$266.78	$396.75	$373.76
Weighted Avg. Peer Group	$100.00	$140.52	$155.26	$319.60	$427.53	$480.19
S&P 500	$100.00	$88.11	$68.64	$88.33	$97.94	$102.75

Report of the Audit Committee
     Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Report of the Audit Committee shall not be incorporated by reference into any such filing.
     Management is responsible for the Company’s internal controls and the financial reporting process. The Company’s outside auditors, Ernst & Young LLP, are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and for issuing a report thereon. The Audit Committee meets monthly, or more often as necessary, to fulfill its responsibility to monitor and oversee these processes, as described in the Audit Committee Charter.
     The Audit Committee reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2005 with the Company’s management, the outside auditors and the Company’s internal audit department. The Audit Committee has discussed with the Company’s outside auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).
     The Audit Committee has received the written disclosures and the letter from the Company’s outside auditors required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with the auditors their independence status.
     Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the SEC.
AUDIT COMMITTEE
William B. Kemper, Chairman
Herbert T. Buchwald
David E. Blackford
EMPLOYMENT AGREEMENTS AND
     CHANGE IN CONTROL AGREEMENTS
Employment Agreements
     Mr. Mizel and Mr. Mandarich (each an “Executive” or together the “Executives”) each entered into an Employment Agreement with the Company effective October 1, 1997, and restated as of February 26, 2003 (the “Employment Agreements”). The Employment Agreements provide for each Executive’s continued employment by the Company: Mr. Mizel as Chairman and Chief Executive Officer, and Mr. Mandarich as President and Chief Operating Officer. The “Initial Term” of each Employment Agreement continued through September 30, 2002. The term of each Employment Agreement is extended automatically for two additional years unless either the Company on the one hand or either Executive on the other hand elects to terminate by notice in writing delivered to the other at least six months prior to the expiration of the then current term, subject to earlier termination as provided pursuant to the terms of the Employment Agreement (the “Employment Term”). Neither the Company nor either Executive has delivered notice to terminate an Employment Agreement.
     Pursuant to the Employment Agreements, the Executives’ base salaries (“Base Salaries”) are subject to annual review under the Company’s normal policies and procedures for executive salary increases. Messrs. Mizel and Mandarich also are to be paid incentive compensation pursuant to the Executive Compensation Plan (“Annual Incentive Compensation”) and long-term incentive compensation pursuant to the Company’s employee equity incentive plans (the “Equity Plans”).
     Each Executive will be entitled to a retirement benefit under the Employment Agreement. The retirement benefit shall be equal to 70% of the Executive’s highest Base Salary during the final three years of the Employment Term and shall be payable for the duration of the Executive’s life. In addition, the Employment Agreements provide for medical insurance benefits, reimbursement of certain expenses, and entitle each of the Executives to participate in the Company’s benefit plans. If Mr. Mizel and Mr. Mandarich each retired at the end of 2005, their annual retirement benefits would approximate $700,000 and $581,000, respectively.
     Messrs. Mizel and Mandarich may be terminated for cause, as defined in the Employment Agreements. If an Executive is terminated without cause (including the Company’s election not to extend the term of the Employment Agreement) during the Employment Term, he will be entitled to receive (i) an amount equal to the aggregate Base Salary earned by the Executive during the three years prior to such termination, plus (ii) an amount equal to 300%, for Mr. Mizel, and 200%, for Mr. Mandarich, of the Annual Incentive Compensation paid for the year prior to termination, and (iii) the retirement benefits payable under the Employment Agreement commencing on the date of termination. In addition, in the event of termination without cause, each Executive’s options and other rights under the Equity Plans shall vest immediately and the Executive and his spouse and dependents shall be entitled to continued medical benefits.
     If a Change in Control (as described below) occurs, all options, dividend equivalents and other rights granted to Executives under the Equity Plans and any other Company plans shall be accelerated and become exercisable immediately prior to the occurrence of the transaction giving rise to the Change in Control.
     Within two years after a Change in Control or a Material Change (as described below), the Executive may terminate his employment, if not already terminated by the Company. In the event of such termination or a termination of employment by the Company without cause upon or within two years following a Change in Control, then (A) each Executive shall receive the amounts payable in the event the Executive’s employment were terminated without cause as described above and (B) with respect to the retirement benefit, either (1) the Company shall establish and fund an irrevocable grantor trust in conformance with the model trust set forth in Internal Revenue Service Revenue Procedure 92-64, or (2) the Company shall, if it so elects, pay to the Executive, in a lump sum cash payment, the amount that otherwise would be required to be contributed to such trust.
     If the amounts payable upon the occurrence of a Change in Control or Material Change, either alone or together with any other payments which the Executive has the right to receive, would be subject to an excise tax as an “excess parachute payment” under Section 4999 of the Internal Revenue Code, each Executive agrees in his Employment Agreement that such aggregate amounts shall be paid in annual installments over the shortest period of time over which such aggregate amounts may be paid and not be treated as “excess parachute payments” under Section 4999.
     For purposes of this description of the Employment Agreements, a “Change in Control” shall occur if:
          (i) a report on Schedule 13D is filed with the SEC disclosing that any person, other than the Company or any employee benefit plan sponsored by the Company, or any Director as of the date of the Employment Agreements, or affiliate of such Director, is the beneficial owner, directly or indirectly, of twenty percent (20%) or more of the combined voting power of the then-outstanding securities of the Company;
          (ii) any person, other than the Company or any employee benefit plan sponsored by the Company or any Director as of the date of the Employment Agreements, or affiliate of such Director, shall purchase securities pursuant to a tender offer or exchange offer to acquire any Common Stock (or securities convertible into Common Stock) for cash, securities or any other consideration, provided that after consummation of the offer, the person in question is the beneficial owner of twenty percent (20%) or more of the combined voting power of the then-outstanding securities of the Company;

          (iii) the shareowners of the Company shall approve: (A) any consolidation or merger of the Company (1) in which the Company is not the continuing or surviving corporation; or (2) pursuant to which shares of Common Stock would be converted into cash, securities or other property; or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company; or
          (iv) there shall have been a change in a majority of the members of the Board of Directors of the Company within a twelve month period, unless the election or nomination for election by the Company’s shareowners of each new Director during such twelve month period was approved by the vote of two-thirds of the Directors then still in office who were Directors at the beginning of such twelve month period.
     For purposes of the Employment Agreements, a “Material Change” shall occur if:
          (i) the Company makes any of certain specified adverse changes in an Executive’s reporting relationship, titles, functions, duties or responsibilities from those that the Executive occupied on the date of the last renewal or extension of the Executive’s Employment Agreement;
          (ii) the Company assigns or reassigns the Executive (without his written permission) to another place of employment;
          (iii) the Company reduces the Executive’s Base Salary, Annual Incentive Compensation or long-term incentive compensation or the manner in which such compensation is determined, or retirement benefits, unless such reduction similarly applies to all “Senior Executive Officers of the Company,” as defined in the Employment Agreements, or the Company breaches the terms of the Employment Agreements; provided, however, that nothing in this clause (iii) shall be construed to permit the Company to reduce either Executive’s retirement benefit, as provided in the Employment Agreements, in any event, and regardless of whether such reduction would similarly apply to all Senior Executive Officers of the Company; or
          (iv) a purchaser of all or substantially all of the Company’s assets or any successor or assignee of the Company fails to assume the Employment Agreements.
Certain Other Change in Control Agreements
     Messrs. Reece and Touff (each, the “Employee”) have entered into change in control agreements with the Company (the “Agreements”). The Agreements are effective January 26, 1998 and terminate on the earlier of termination of the employee’s employment or December 31 of each year after 2005. Unless either party elects by notice in writing delivered to the other at least 90 days prior to December 31 of each year after 2005, the term of the Agreement will be renewed automatically for successive one-year terms. No notice has been delivered by either party. In addition, if an Agreement has not been terminated prior to a “Change in Control” (as defined below), upon a Change in Control, the term of an Agreement shall extend automatically for two years.
     For purposes of the Agreements, the definition of “Change in Control” is generally the same as the definition of “Change in Control” in the description of the Employment Agreements above, except that the applicable percentage of beneficial ownership of outstanding securities of the Company is 50% rather than 20%.
     For purposes of the Agreements, a “Change in Control Event” occurs if a Change in Control is followed by a “Material Change” within two years. A Material Change is defined in the Agreements to occur if the Employee’s employment is terminated without “cause” (as defined in the Agreements) or if, in general, any of the events set forth under the definition of “Material Change” described above with respect to the Employment Agreements takes place, taking into account the titles, positions and reporting relationships of the Employee.

     Pursuant to the Agreements, if a Change in Control Event occurs, the Employee may elect within 90 days after the Change in Control Event to terminate the Employee’s employment, if not previously terminated by the Company, and to receive a Change in Control payment. The Change in Control payment equals two times the sum of the Employee’s base salary, in effect immediately prior to the Change in Control Event, plus the amount of the Employee’s last regular annual bonus, provided that the amount of such annual bonus shall not exceed 50% of the Employee’s annual base salary in effect immediately prior to the Change in Control Event.
     If a Change in Control as defined above occurs, all options, dividend equivalents and other rights granted to the Employee under any Company equity incentive plan shall be accelerated and become exercisable immediately prior to the closing of the Change in Control. If the Change in Control is not consummated, the Employee’s election to exercise such options and other rights shall be of no effect and the Employee’s options shall remain subject to their original restrictions.
     Any amounts payable pursuant to the Agreement are in addition to any payments otherwise payable to the Employee pursuant to any agreement, plan or policy of the Company. If the amounts payable upon the occurrence of a Change in Control Event, either alone or together with other payments which the Employee has the right to receive, would be subject to an excise tax as an “excess parachute payment” under Section 4999 of the Internal Revenue Code, each Employee agrees in the Agreement that such aggregate amounts shall be paid in annual installments over the shortest period of time over which such amounts may be paid and not be treated as “excess parachute payments” under Section 4999.
     Certain other employees of the Company (the “Covered Employees”) have been provided change in control agreements containing substantially the same terms and conditions as the Agreements described above for Messrs. Reece and Touff, taking into account the respective titles, positions and reporting relationships of the other Covered Employees and with changes to certain other provisions. If the agreements for the Covered Employees have not been terminated prior to a Change in Control, upon a Change in Control, the term of the agreements for the other Covered Employees shall extend automatically for one year, rather than two years as in the cases of Messrs. Reece and Touff. The Change in Control payment for a Covered Employee would equal the sum of the Covered Employee’s base salary in effect immediately prior to the Change in Control Event plus an amount equal to the Covered Employee’s last regular annual bonus, provided that the amount of such bonus shall not exceed 50% of the Covered Employee’s annual base salary in effect immediately prior to the Change in Control Event.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     The Company leased its prior headquarters office space at 3600 S. Yosemite Street, Denver CO 80237 and leases its current headquarters office space at 4350 S. Monaco Street, Denver CO 80237. Approximately 7,000 square feet in the Company’s prior office building at 3600 S. Yosemite were subleased by various affiliates of Mr. Mizel, for which they collectively paid rent, including parking, to the Company of approximately $22,750 through May of 2005. Approximately 5,437 square feet in the Company’s current office building at 4350 S. Monaco are now leased by various affiliates of Mr. Mizel, for which they paid rent in 2005 to the Company of approximately $53,920, commencing in June of 2005. In addition, Mr. Mizel owns a building that was leased to the Company through June 2, 2005, for which the Company paid Mr. Mizel rent and common area fees of $29,400 in 2005.
     Effective as of March 1, 2003, the Company entered into a two-year agreement with Gilbert Goldstein, P.C., of which Gilbert Goldstein, a Director, is the sole shareholder. By amendment dated July 26, 2004, the term of the agreement was extended to February 28, 2006. Pursuant to the agreement, Mr. Goldstein acts as a consultant to the Company on legal matters. In return, the Company has agreed that, from March 1, 2003 through February 28, 2006, the Company will pay Mr. Goldstein’s firm $21,000 per month for a minimum of 30 hours per week in legal services; and $180 per hour for services performed in excess of 120 hours in any month. Effective March 1, 2006, the Company has entered into a new agreement with Mr. Goldstein’s firm in which the Company has agreed that, from March 1, 2006 through February 28, 2008, it will pay Mr. Goldstein’s firm $30,000 per month. In the event that Mr. Goldstein retires from the practice of law, becomes disabled, dies or the consulting agreement with the Company is not renewed or extended during the term of the agreement, the Company will pay the firm or Mr. Goldstein’s estate, in lieu of any other payments, other benefits or services to be provided by the Company pursuant to the agreement, $15,000 per month for five years or the duration of Mr. Goldstein’s life, whichever is longer.
     Pursuant to the terms of the consulting agreement, the Company also provides Mr. Goldstein’s firm with office space. Previously, the Company provided Mr. Goldstein’s firm with office space in its prior office building at 3600 S. Yosemite Street, which had an estimated annual rental value of $17,100. The Company now provides Mr. Goldstein’s firm with office space in the Company’s current office building at 4350 S. Monaco Street, which has an estimated annual rental value of $6,500. Pursuant to the terms of the consulting agreement, the Company also provides Mr. Goldstein’s firm with the part-time services of a secretary (in 2005, this secretary received a salary of approximately $32,750, plus benefits), and reimburses actual expenses incurred related to services provided. Payment of $252,000 was made directly to Mr. Goldstein’s firm in 2005 for services performed. On February 20, 2006, the Board approved payment to Mr. Goldstein’s firm of a one-time cash bonus in the amount of $200,000 for additional services and exceptional value previously provided to the Company.
     During 2005, the Company paid a firm owned by Carol Mizel, Mr. Mizel’s spouse, $120,000 for consulting services in connection with corporate and consumer marketing, merchandising, design work, human resources development, product development, and such other matters as were requested by the Company’s senior management. The firm, Mizel Design and Decorating Company, provided these services under an Independent Contractor Agreement with the Company, dated as of January 1, 2005.
     On February 24, 2005, effective as of January 1, 2005, Larry A. Mizel, Chief Executive Officer, and David D. Mandarich, President and Chief Operating Officer, each entered into a lease agreement with the Company and M.D.C. Land Corporation for use of Company aircraft when the aircraft are not required for Company business. The lease agreements require payment of the Incremental Expenses incurred by the Company for each flight, as defined in the lease agreements. The Incremental Expenses represent the maximum reimbursement permitted by the Federal Aviation Administration in Federal Aviation Regulation Part 91.501(d). Copies of the lease agreements are filed with the SEC on Form 8-K. For 2005, Mr. Mizel pre-paid $385,000 and Mr. Mandarich pre-paid $75,000 for future incremental expense lease payments. They each incurred, respectively, $309,625 and $38,779 in actual lease payments for 2005. Accordingly, they had remaining prepaid amounts owed to them at year end of $75,375 and $36,221, respectively.
     Christopher Mandarich, the son of David D. Mandarich, is employed by one of the Company’s subsidiaries as the regional president for Southern California and Nevada. In 2005, Christopher Mandarich was paid a salary of $215,000 and a performance bonus of $438,250 and was awarded $133,000 in shares of restricted Common Stock (vesting 25% per year over four years) and $8,250 in shares of unrestricted Common Stock. On December 1, 2005, the Company granted him a stock option covering 12,500 shares of Common Stock, exercisable as to 20% of the shares on each of the first through the fifth anniversary dates of the date of grant, with an exercise price of $67.88 per share, the closing price of the Common Stock on the date of grant. Carol Mandarich, the sister of David D. Mandarich, is employed by one of the Company’s subsidiaries as a regional trade manager. In 2005, Carol Mandarich was paid a salary of $80,000 and bonus payments totaling $30,600.
     In the ordinary course of its business, HomeAmerican originates mortgage loans to Company employees, including officers. Substantially all of the mortgage loans originated by HomeAmerican are sold to investors within 45 days of origination. Mortgage loans originated for Company employees are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collection or present other unfavorable features. In December 2005, the son of Paris G. Reece III, an employee of one of the Company’s subsidiaries, purchased a Richmond American home for $269,065, on the same terms offered to the public, and obtained a mortgage loan from HomeAmerican. Mr. Reece is a co-borrower on the mortgage loan and also is on the property title.

     During 2005, the Company committed to contributing $8.1 million in cash and/or Common Stock to the MDC/Richmond American Homes Foundation (the “Foundation”), formerly known as the M.D.C. Holdings, Inc. Charitable Foundation, a Delaware non-profit corporation that was incorporated on September 30, 1999. In January 2006, the Company contributed to the Foundation 125,562 shares of Common Stock, then valued at $8.1 million, in fulfillment of the 2005 commitment. During 2004, the Company contributed 115,296 shares of Common Stock, then valued at $6.3 million, to the Foundation, and during 2003, contributed 88,989 shares of Common Stock, then valued at $4.0 million, to the Foundation (the 2004 and 2003 share amounts being adjusted for the January 10, 2005 stock split and the prior stock dividends). The Company made no contributions to the Foundation in 2002.
     The Foundation is a non-profit organization operated exclusively for charitable, educational and other purposes beneficial to social welfare within the meaning of Section 501(c)(3) of the Internal Revenue Code. As of December 31, 2005, the Foundation had a net worth of $26,434,000 and, since its formation in 1999, has made donations totaling $2,245,000. The following Directors and/or officers of the Company are the trustees of the Foundation, all of whom serve without compensation:

Name	Title
Larry A. Mizel	Trustee, President and Assistant Secretary
Paris G. Reece III	Trustee, Vice President and Secretary
Steven J. Borick	Trustee
Gilbert Goldstein	Trustee
David D. Mandarich	Trustee
     The authority to vote all securities that the Foundation is entitled to vote is vested in the five member board of trustees and voting of the securities is determined by majority vote of the board of trustees. Accordingly, none of the trustees should be considered to beneficially own such securities. As permitted by the Foundation’s Bylaws, the Trustees have established an Investment Committee, consisting of Trustees Borick and Mizel, to supervise the finances of and make investment decisions for the Foundation in furtherance of its purposes. Also as permitted by the Bylaws, the Trustees have established a Donations Committee, consisting of Trustees Borick, Mandarich and Mizel, to supervise donations and make donation decisions for the Foundation in furtherance of its purposes.
HOLDERS OF FIVE PERCENT OR MORE OF VOTING SHARES
OF THE COMPANY AND OWNERSHIP OF MANAGEMENT
     The table below sets forth those persons known by the Company to have owned beneficially 5% or more of the outstanding shares of Common Stock and the number of shares beneficially owned by the Company’s executive officers individually and by all of the Company’s executive officers and Directors as a group, each as of February 23, 2006. The information as to beneficial ownership is based upon statements furnished to the Company by such persons, including Schedule 13G statements filed under the Securities Exchange Act of 1934, as amended. Information with respect to the beneficial ownership of shares of Common Stock held by each of the Directors of the Company, two of whom beneficially own more than 5% of the outstanding shares of Common Stock, is set forth in “Election of Directors” above.

	Number of Shares of Common		Percent
Name and Address of Beneficial Owner (1)	Stock Owned Beneficially		of Class (2)
Greenlight Capital, L.L.C. and affiliates
140 East 45th Street, 24th Floor
New York, NY 10017	4,430,000	(3)	9.92%
Marsico Capital Management, LLC
1200 17th Street, Suite 1600
Denver, CO 80202	4,108,936	(4)	9.20%
Barclays Global Investors, NA
45 Fremont Street, 17th Floor
San Francisco, CA 94105	2,767,606	(5)	6.20%
Franklin Resources, Inc.
One Franklin Parkway
Building 920
San Mateo, CA 94403	2,345,537	(6)	5.25%
Paris G. Reece III
4350 South Monaco St., Suite 500
Denver, CO 80237	432,335	(7)	0.96%
Michael Touff
4350 South Monaco St., Suite 500
Denver, CO 80237	191,690	(8)	*
All executive officers and Directors as a group (9 persons)	12,199,196		26.26%

*	Less than 1%.

(1)	The address of Messrs. Mizel and Mandarich, the Directors who beneficially own more than 5% of the outstanding shares of Common Stock, is 4350 South Monaco Street, Suite 500, Denver, Colorado 80237. (See “Election of Directors” above.)

(2)	Based on 44,659,380 shares outstanding at January 31, 2006, except as otherwise noted. In calculating the percentage of ownership, all shares of Common Stock the identified person or group had the right to acquire within 60 days of the Record Date by the exercise of options are deemed to be outstanding for the purpose of computing the percentage of the shares of Common Stock owned by such person or group but are not deemed to be outstanding for the purpose of computing the percentage of the shares of Common Stock owned by any other person. As a group, the executive officers and Directors had the right to acquire within 60 days of the Record Date by the exercise of options an aggregate of 1,816,534 shares of Common Stock.

(3)	Schedule 13G/A filed with the SEC on February 14, 2006 disclosed that Greenlight Capital, L.L.C. has sole voting power and sole dispositive power over 2,039,400 shares, Greenlight Capital, Inc. has sole voting power and sole dispositive power over 2,065,000 shares, DME Advisors, L.P. has sole voting power and sole dispositive power over 325,600 shares and David Einhorn has sole voting power and sole dispositive power over 4,430,000 shares.

(4)	Schedule 13G/A filed with the SEC on February 13, 2006 disclosed sole voting power over 3,467,270 shares and sole dispositive power over 4,108,936 shares.

(5)	Schedule 13G filed with the SEC on January 26, 2006 disclosed that Barclays Global Investors, NA has sole voting power over 1,918,531 shares and sole dispositive power over 2,126,499 shares, Barclays Global Fund Advisors has sole voting power over 505,464 shares and sole dispositive power over 506,523 shares, and Barclays Global Investors, Ltd has sole voting power over 129,290 shares and sole dispositive power over 134,584 shares.

(6)	Schedule 13G filed with the SEC on February 7, 2006 disclosed that Franklin Advisers, Inc. has sole voting power and sole dispositive power over 1,861,877 shares, Franklin Advisory Services, LLC has sole voting power and sole dispositive power over 480,000 shares and Franklin Templeton Portfolio Advisers, Inc. has sole voting power and sole dispositive power over 3,660 shares.

(7)	Includes 176,566 shares of Common Stock that Mr. Reece has the right to acquire within 60 days of the Record Date by the exercise of stock options at prices ranging from $18.47 to $26.56 per share. Mr. Reece has sole voting and investment power with respect to the shares set forth in the table.

(8)	Includes 71,569 shares of Common Stock that Mr. Touff has the right to acquire within 60 days of the Record Date by the exercise of stock options at prices ranging from $18.47 to $26.56 per share. Mr. Touff has sole voting and investment power with respect to the shares set forth in the table.
     No change in control of the Company has occurred since the beginning of the last fiscal year. The Company knows of no arrangement the operation of which, at a subsequent date, may result in a change in control of the Company.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     The Company’s executive officers and Directors and any beneficial owner of more than ten percent of the Company’s Common Stock are required under Section 16(a) of the Securities Exchange Act of 1934, as amended, to file initial reports of ownership and reports of changes in ownership of Common Stock of the Company with the SEC, the NYSE and the Pacific Stock Exchange, Inc. Copies of those reports also must be furnished to the Company. Based solely upon a review of the copies of reports furnished to the Company and written representations that no other reports were required, the Company believes that during the year ended December 31, 2005, all such reports were filed on a timely basis, except for one report filed six business days late by Mr. Mizel with respect to one transaction.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     Ernst & Young LLP audited the Company’s financial statements for the year ended December 31, 2005. The Company’s audit engagement agreement with Ernst & Young LLP extended through the year ending December 31, 2005, and the parties are negotiating a new agreement for the current year. A representative of Ernst & Young LLP is expected to be present at the Meeting and will have the opportunity to make a statement if so desired and will be available to respond to appropriate questions.

Audit Fees and All Other Fees
     A summary of the fees of Ernst & Young LLP for the years ended December 31, 2005 and 2004 are set forth below:

	2005	2004
	Fees	Fees
Audit Fees (1)	$1,272,200	$1,119,324

Audit-Related Fees (2)	18,190	16,650

Tax Fees (3)	77,190	34,992

All Other Fees	-0-	-0-

Total Fees	$1,367,580	$1,170,966

(1)	Consists of fees and expenses for the audit of consolidated financial statements and SAS 100 interim reviews, the audit of internal control over financial reporting and services rendered in connection with SEC filings.

(2)	Consists of fees and expenses for Sarbanes-Oxley Act Section 404 consultation and other audit-related fees.

(3)	Consists of fees and expenses for tax consulting and review services.
Audit Committee Pre-Approval Procedures
     Under the procedures established by the Audit Committee, all audit services and all non-audit services by the Company’s auditors are to be pre-approved by the Audit Committee, subject to the de minimus exception provided under Section 202 of the Sarbanes-Oxley Act. In certain cases, pre-approval is provided by the Committee for up to a year as to particular categories of services, subject to a specific budget. The Committee also has delegated to each of its members the authority to grant pre-approvals, such pre-approvals to be presented to the full Committee at the next scheduled meeting. The Committee approved all audit and permitted non-audit services provided by Ernst & Young LLP during the 2005 fiscal year.
OTHER MATTERS
     Management and the Board of Directors of the Company know of no matters to be brought before the Meeting other than as set forth above. However, if any other matters are properly presented to the shareowners for action, it is the intention of the proxy holders named in the enclosed proxy to vote in their discretion on all matters on which the shares represented by such proxy are entitled to vote.
SHAREOWNER PROPOSALS
     Any proposal a shareowner desires to present at the 2007 Annual Meeting of Shareowners and to have included in the Company’s proxy soliciting materials pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, must be received in writing by the Secretary of the Company prior to November 6, 2006.
     In addition, for shareowner proposals submitted outside the Rule 14a-8 process, the Company’s By-Laws provide that only business properly brought before a meeting will be transacted. For business to be properly brought before a meeting by a shareowner, the shareowner must give timely notice thereof in writing to the Secretary of the Company. To be timely, the notice must be delivered to, or mailed and received at, the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the meeting; however, in the event that less than 75 days’ notice or prior public disclosure of the date of such meeting is given or made to shareowners, notice by the shareowner to be timely must be so received not later than the close of business on the 10th day following the day on which notice of the date of the meeting was mailed or such public disclosure was made. A shareowner’s notice to the Secretary shall set forth as to each matter the shareowner proposes to bring before the meeting: (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (ii) the name and record address of the shareowner proposing such business, (iii) the class and number of shares of the Company which are beneficially owned by the shareowner and (iv) any material interest of the shareowner in such business.

BY THE ORDER OF THE BOARD OF DIRECTORS,

Larry A. Mizel
Chairman of the Board

APPENDIX A
M.D.C. HOLDINGS, INC.
RE-STATED CHARTER FOR THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS
The Board of Directors (the “Board”) of M.D.C. Holdings, Inc., (“MDC” or “the Company”) previously established an Audit Committee. This Restated Charter for the Audit Committee (the “Charter”) restates the authority, responsibilities and specific duties of MDC’s Audit Committee (the “Committee”). This Charter is to be reviewed, and if appropriate, approved by the Board at least annually.
The purpose of the Committee is to assist Board oversight of: (1) the integrity of the Company’s financial statements; (2) the Company’s compliance with legal and regulatory requirements; (3) the external auditors’ qualifications and independence; and (4) the performance of the Company’s internal audit function and external auditors. Primary oversight responsibility for the foregoing four matters rests with the Board. Primary responsibility for MDC’s financial reporting and internal controls is vested in Management. In performing its designated functions, the Committee shall not assume or diminish Management’s responsibility for the content of the Company’s financial statements or for other financial information disseminated by the Company.
I.	ORGANIZATION
A.	Composition

The Committee shall be comprised of three or more directors designated by the Board. If the Board fails to designate a Chair, the members of the Committee shall designate a Chair by majority vote of the Committee membership. Each member of the Committee shall serve until such member resigns or is removed by the Board. Members may be removed by the Board in its discretion. Each member of the Committee shall be independent as provided by the regulations of the Securities and Exchange Commission (SEC), the listing standards of the New York Stock Exchange and applicable legal requirements. Each member of the Committee must be financially literate or become so within a reasonable period after appointment to the Committee and at least one member of the Committee shall have accounting or related financial management expertise as determined by the Board in its business judgment. Each year, the Company shall disclose in its annual report whether or not at least one member of the Audit Committee qualifies as an “audit committee financial expert,” as defined by SEC regulations.

B.	Access and Resources

The Committee shall have unrestricted access to MDC’s personnel and records, to the Company’s external auditors, and shall have authority to retain independent counsel and other advisers. The Company shall provide the resources necessary for the Committee to discharge its responsibilities including, but not limited to, appropriate funding (as determined by the Committee) for payment of (1) compensation to external auditors for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company; (2) compensation to any advisers employed by the Committee; and (3) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

C.	Meetings

The Committee shall meet on a regular basis, at least quarterly, and may call additional meetings as required. Further, the Committee, at least once during the year, shall hold separate executive sessions with management, the internal auditors and the external auditors. A quorum of the Committee shall consist of two members or a majority of the Committee membership, whichever is greater.

D.	Minutes

Minutes of each meeting shall be in writing and copies provided to Committee members for their approval. A permanent record of approved minutes shall be maintained by the Committee.

E.	Reporting to the Board

At least quarterly, the Committee shall report to the Board regarding its activities.

F.	Indemnification

Each Committee member shall be entitled to indemnification by the Company to the maximum extent permitted by Delaware law, the Company’s Certificate of Incorporation, By-laws and resolutions of the Board.

G.	Compensation and Expense Reimbursement

The Committee members shall be compensated for attendance at meetings as determined by the Board. Travel and other out-of-pocket expenses incurred by Committee members in connection with the performance of their duties shall be documented and reimbursed in accordance with the Company’s expense reimbursement policies.
II.	FUNCTIONS — EXTERNAL AUDIT MATTERS
A.	Select External Auditors; Review Independence

The Committee shall be directly responsible for the appointment, compensation, retention, oversight, and termination of the work of any registered public accounting firm engaged (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company (external auditors).

Each such external auditor will report directly to the Committee in accordance with New York Stock Exchange listing standards or any other applicable requirements.

To the extent required by New York Stock Exchange listing standards or other applicable requirements, each year the Committee shall obtain from the Company’s external auditor and review a report describing:
•	The external auditor’s internal control procedures;

•	Any material issues raised by the most recent internal quality control review, or peer review, of the external auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting internal audits carried out by the external auditor and any steps taken to deal with such issues; and

•	All relationships between the external auditor and the Company (in order to assess the external auditor’s independence).
The Committee shall engage in a dialogue with the Company’s external auditor concerning any relationships or services disclosed in its written report that may impact the objectivity or independence of the external auditor and shall recommend that the Board take appropriate action in response to the external auditor’s statement as might be deemed necessary to satisfy the Board as to the external auditor’s independence.

The Committee shall pre-approve all audit services and, subject to the de minimus exception provided under Section 202 of the Sarbanes-Oxley Act, all non-audit services provided by the external auditors. The external auditors shall not be engaged to perform non-audit services proscribed by law or regulation. The Committee may delegate to any of its members the authority to grant pre-approvals of audit and other permitted services, provided that any such pre-approval shall be presented to the full Committee at the next scheduled meeting. All approvals by the Committee for non-audit services to be performed by the external auditors shall be disclosed in the Company’s periodic reports filed with the Securities and Exchange Commission as required by SEC regulations.
The Committee shall review the report prepared by management concerning the Company’s internal controls over financial reporting in accordance with SEC regulations.
B.	Review Annual Audit Plan
The Committee shall discuss with the Company’s external auditor the overall approach to, and scope of, the audit examination with particular attention focused on issues where the Committee, the Board, Management or the external auditor believes special emphasis may be desirable or necessary. This review shall include a discussion concerning the effect of significant changes in accounting principles, auditing standards and SEC reporting requirements with reference to the scope of the audit.
C.	Review Results of the Annual Audit

The Committee shall review the Company’s audited financial statements. The Committee shall discuss the financial statements and the results of the audit with the Company’s external auditor and management, including disclosures under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Form 10-K. The Committee shall recommend to the Board whether or not the audited financial statements should be included in the Company’s Form 10-K.

The Committee shall review with the Company’s external auditor any audit problems or difficulties and management’s response.

Each external auditor that performs for the Company any audit required under the securities laws shall report, prior to the filing of the audit report with the SEC, to the Committee on: the critical policies and practices of the Company, all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, and all other material written communications between the Company’s external auditor and management.

The Committee shall review management’s disclosure as to the effectiveness of their controls and procedures, all significant deficiencies in the design or operation of the internal controls, and any fraud, whether material or not, involving management or other employees who have a significant role in internal controls.

D.	Review of Recommendations for Improvements

Each year the Committee shall obtain from the the external auditor a report of its perception of strengths and weaknesses in the system of internal controls including recommendations for improvements and proposed timetable for implementation.

E.	Review Quarterly Reports on Form 10-Q
Prior to filing with the SEC, the Committee shall review interim financial statements that have been the subject of an SAS 100 review performed by the Company’s external auditor, and discuss with management and the external auditor the interim financial information contained in the Company’s Form 10-Q, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.
F.	Release of Material Financial Information
Management shall not release material financial information to the public until after the Chair or another member of the Committee has discussed directly with the external auditor the results of their examination. Management shall discuss with the Committee the Company’s earnings press releases, and financial information and earnings guidance, if any, to be provided to analysts and rating agencies.
G.	Review Second Opinion Issues

The Committee shall be notified by Management whenever a second opinion is being sought from an independent public accountant.

H.	Review Management Representation Letters

The Committee shall periodically review management’s representation letters furnished to the external auditors and shall be advised of any difficulties encountered by management in preparing the letter; and by the external auditors as to any difficulties encountered in obtaining the letter.
III.	FUNCTIONS — FINANCIAL REPORTING MATTERS
A.	Related Party and Major Transactions

The Committee shall review the major transaction memoranda and 18-month report prepared by Management including a review of material transactions and their effect on the financial statements. In addition, Management shall inform the Committee of related party transactions, including relationships and dollar volume (if applicable), at least quarterly.

B.	Status of Income and Other Tax Reserves and Significant Disputes with Taxing Authorities

At least quarterly, the Vice President of Taxation or the Chief Financial Officer shall report to the Committee on the status of all income and other tax reserves and deferrals and shall update the Committee concerning new or ongoing disputes with taxing authorities.

C.	Other Significant Reserves

The Committee shall be advised by management concerning the existence of and reasons for any other significant accounting accruals, reserves or estimates that have or may have a material impact on the financial statements.

D.	Accounting Policies and Policy Decisions

The Committee shall review:
•	Any major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies;

•	Analyses prepared by management and/or the external auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements including analyses of the effects of alternative GAAP methods on the financial statements;

•	The effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company; and

•	The type and presentation of information to be included in earnings press releases (including any use of “pro forma” or “adjusted” non-GAAP information), as well as review any financial information and earnings guidance provided to analysts and rating agencies.
IV.	FUNCTIONS — INTERNAL AUDITING MATTERS
A.	Personnel Decisions

The Company shall employ a Chief Audit Executive to administer an internal audit department, whose duties shall be set by the Committee. The Committee shall have sole responsibility for all personnel decisions regarding the Company’s Chief Audit Executive and is to be consulted by the Chief Audit Executive concerning decisions affecting the other Internal Audit Department personnel, including, but not limited to, hiring, termination and compensation arrangements.

The Committee shall establish clear hiring policies for employees or former employees of the external auditors that meet SEC regulations, New York Stock Exchange listing standards and any other applicable requirements.

B.	Internal Audit Functions

At least annually, the Committee shall review the functions and goals of the Internal Audit Department and may review its findings with Management.
V.	FUNCTIONS — OTHER MATTERS
A.	Receipt of Complaints

The Committee shall establish procedures for (1) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and (2) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

B.	Notification by Management of Fraud or Other Serious Breakdowns in Internal Control

The Committee shall be immediately informed by Management or the Internal Audit Department, as appropriate, of any perceived fraud or other material breakdowns in internal control. Upon being informed, the Committee shall:
•	Inform the Board; and

•	Oversee management’s response to the situation.

C.	Report of Audit Committee

The Committee shall prepare a report to be included in the Company’s annual proxy statement in accordance with SEC regulations.
D.	Written Affirmations

The Committee shall review and, if required, approve the annual written affirmations to be provided to the New York Stock Exchange and any other exchanges on which the Company’s securities may trade.

E.	Other Responsibilities.
•	The Committee shall also have responsibility to discuss policies with respect to risk assessment and risk management, including a discussion of guidelines and policies to govern the process by which the Company’s exposure to risk is assessed and managed.

•	The Committee shall perform such other duties and functions as the Board may direct from time to time.
F.	Annual Performance Evaluation

The Committee shall make provision for an annual performance evaluation of the Committee.
____________________
Restated as of April 21, 2005.

APPENDIX B
AMENDMENT TO
CERTIFICATE OF INCORPORATION OF
M.D.C. HOLDINGS, INC.
               Article Fourth, Paragraph A of the Corporation’s Certificate of Incorporation, is hereby amended to read in its entirety, as follows:
A.    The total number of shares of capital stock which the Corporation shall have ability to issue is 275,000,000 shares consisting of 250,000,000 shares of Common Stock, $.01 par value (the “Common Stock”), and 25,000,000 shares of Preferred Stock, $.01 par value (the “Preferred Stock”).

B-1

M.D.C. HOLDINGS, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

PROXY FOR ANNUAL MEETING OF SHAREOWNERS — APRIL 24, 2006

     The undersigned hereby appoints PARIS G. REECE III and MICHAEL TOUFF, or either one of them, as proxies or proxy for the undersigned, each with full power of substitution and resubstitution, to attend the 2006 Annual Meeting of Shareowners and any adjournments or postponements thereof (the “Meeting”) and to vote as designated below, all the shares of Common Stock of M.D.C. HOLDINGS, INC. that the undersigned is entitled to vote. In their discretion, the proxies are hereby authorized to vote upon such other business as may properly come before the Meeting and any adjournments or postponements thereof.

     Please specify your choice by clearly marking the appropriate box. Unless otherwise specified, this proxy will be voted “FOR” Proposal 1 and Proposal 2.

☒	Please mark your votes as in this example.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF MESSRS. BORICK, MANDARICH AND BLACKFORD.

1.	ELECTION OF DIRECTORS.
NOMINEES: Steven J. Borick, David D. Mandarich and David E. Blackford
	☐ FOR	☐ WITHHELD
☐ FOR, except vote withheld from the following nominee(s):

(continued and to be signed and dated on the other side)

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.

2.	To approve an amendment to our Certificate of Incorporation increasing the number of authorized shares of Common Stock.

☐ FOR                  ☐ AGAINST                  ☐ ABSTAIN

3.	To vote upon such other business as may properly come before the Meeting or any adjournment or postponement thereof.

     Please sign exactly as your name appears on this proxy. Joint owners should each sign individually. If signing as attorney, executor, administrator, trustee or guardian, please include your full title. Corporate proxies should be signed by an authorized officer.

Signature(s):

Date:

Signature(s):

Date: